Exhibit 99.1

Insteel Industries Reports First-Quarter Financial Results

-	Record first quarter results as net earnings increase 50% to $7.7 million, or $0.81 per diluted share

-	Sales increase 12% to $83.5 million on 24% increase in shipments

-	Strong operating cash flow supports repayment of remaining $11.9 million of debt and increase in cash position to $6.5 million

          MOUNT AIRY, N.C., Jan. 23 /PRNewswire-FirstCall/ -- Insteel Industries, Inc. (Nasdaq: IIIN) today announced record first quarter results for the three months ended December 31, 2005. Net earnings for the first quarter increased 50% to $7.7 million, or $0.81 per diluted share compared with $5.1 million, or $0.54 per diluted share for the same period last year. Sales for the first quarter increased 12% to $83.5 million from $74.7 million in the prior year quarter. Shipments for the first quarter increased 24% while average selling prices decreased 10% from the prior year levels.

          “Insteel’s first quarter results are encouraging, particularly in view of the usual seasonal downturn that we experience during the period,” said H.O. Woltz III, Insteel’s president and chief executive officer. “We believe that the inventory imbalances within our customer base which negatively impacted our order book through most of fiscal 2005 are behind us and shipment levels are now more closely aligned with the actual rates of consumption for our products. The usual drop-off in business that we experience during November and December was not as pronounced this year as evidenced by the favorable shipment comparison versus last year and the expansion in the year-over-year growth in sales that occurred within the quarter. The higher shipments and low finished goods inventories allowed us to maintain full operating schedules at most of our facilities through the quarter which favorably impacted unit conversion costs.”

          Operating activities provided $20.5 million of cash for the first quarter while using $2.9 million for the same period last year largely due to the $9.4 million reduction in net working capital in the current year quarter and the increase in earnings. The improvement in operating cash flow enabled the Company to repay the remaining $11.9 million balance outstanding on its credit facility during the quarter and increase its cash position by $5.1 million to $6.5 million.

          Following the end of the quarter, the Company announced that its board of directors had authorized the repurchase of up to $15.0 million of its outstanding common stock over a period of up to twelve months ending January 12, 2007. The Company also announced that it had amended its revolving credit facility, increasing the commitment amount from $75.0 million to $100.0 million and extending the maturity date by two years to June 2010. In addition, the amendment reduced the initial applicable LIBOR-based borrowing rate on the revolver by 100 basis points and eliminated the annual capital expenditure limitation as well as the restrictions on dividends and share repurchases subject to the maintenance of certain excess borrowing availability thresholds.

          “With the favorable changes and increased flexibility provided for in the amended credit facility, we believe that we are ideally positioned to be opportunistic in pursuing growth opportunities while maintaining the financial wherewithal to withstand future cyclical downturns,” said Michael C. Gazmarian, Insteel’s Chief Financial Officer and Treasurer.

          Outlook

          Commenting on the outlook for fiscal 2006, Woltz said, “At this point, it is difficult to determine with any degree of certainty whether the year-over- year improvement in shipments will continue through the remainder of fiscal 2006. We believe the upturn in volume was most likely driven by a combination of factors including the completion of the inventory rebalancing within our customer base together with the recent upturn in nonresidential construction spending which is expected to continue over the next few years. In addition, it is becoming clearer that the increased infrastructure spending at both the federal and state level together with the post-hurricane reconstruction that will be required in the regions affected will have a positive impact on the demand for Insteel’s concrete reinforcing products.

          “Substantial progress was made during the quarter on the expansion programs for our PC strand and engineered structural mesh (‘ESM’) product lines. The installation and start-up of the new strand line is on track for the end of our second quarter which will be followed by the consolidation of all our Tennessee strand operations into one facility. Also during the quarter we ordered a second ESM production line which should be commissioned at the end of fiscal 2006 and plans are underway for the addition of a third line that would start up during 2007. We expect both expansions will serve to reduce our operating costs as well as position Insteel to satisfy the anticipated growth in demand in these markets.”

          About Insteel

          Insteel Industries is one of the nation’s largest manufacturers of steel wire reinforcing products. The Company manufactures and markets standard and engineered reinforcing solutions for a broad range of concrete construction and industrial applications. Insteel’s concrete reinforcing products business unit manufactures PC strand and welded wire reinforcement products including standard welded wire reinforcement, concrete pipe reinforcement and engineered structural mesh. The Company’s industrial wire products business unit manufactures tire bead wire and other specialty wire products. Headquartered in Mount Airy, North Carolina, Insteel operates seven manufacturing facilities located in the United States.

          Cautionary Note Regarding Forward-Looking Statements

          This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, particularly under the “Outlook” section above. When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s periodic reports, in particular in its report on Form 10-K for the year ended October 1, 2005, filed with the U.S. Securities and Exchange Commission. You should carefully read these risk factors.

          All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

          It is not possible to anticipate and list all risks and uncertainties that may affect the future operations or financial performance of the Company; however, they include, but are not limited to, the following:

-	general economic and competitive conditions in the markets in which the Company operates;

-	the cyclical nature of the steel and building material industries;

-	changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products;

-	fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers;

-	the Company’s ability to competitively source its raw material requirements;

-	the Company’s ability to raise selling prices in order to recover increases in wire rod prices;

-	interest rate volatility;

-	unanticipated changes in customer demand, order patterns and inventory levels;

-	the Company’s ability to successfully develop niche products, such as engineered structural mesh (“ESM”);

-	legal, environmental or regulatory developments that significantly impact the Company’s operating costs;

-	the timely and successful completion of the expansions of the Company’s ESM and PC strand operations;

-	unanticipated plant outages, equipment failures or labor difficulties; and

-	continued escalation in medical costs that affect employee benefit expenses.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended

	December 31, 2005	January 1, 2005

Net sales	$83,534	$74,664
Cost of sales	66,903	60,941
Gross profit	16,631	13,723
Selling, general and administrative expense	4,162	4,180
Other expense (income), net	(208)	34
Interest expense	261	1,810
Interest income	(52)	—
Earnings before income taxes	12,468	7,699
Income taxes	4,790	2,583
Net earnings	$7,678	$5,116
Earnings per share:
Basic	$0.82	$0.56
Diluted	0.81	0.54
Cash dividends declared	$0.06	$—
Weighted average shares outstanding:
Basic	9,406	9,175
Diluted	9,464	9,424

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2005	October 1, 2005

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,474	$1,372
Accounts receivable, net	36,750	42,822
Inventories	43,485	33,160
Prepaid expenses and other	1,765	3,663
Total current assets	88,474	81,017
Property, plant and equipment, net	50,941	49,934
Other assets	8,118	7,325
Total assets	$147,533	$138,276
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$28,422	$17,403
Accrued expenses	12,251	9,576
Current portion of long-term debt	—	2,376
Total current liabilities	40,673	29,355
Long-term debt	—	9,484
Other liabilities	2,247	2,401
Shareholders’ equity:
Common stock	18,868	18,861
Additional paid-in capital	45,268	45,003
Deferred stock compensation	(313)	(508)
Retained earnings	41,882	34,772
Accumulated other comprehensive loss	(1,092)	(1,092)
Total shareholders’ equity	104,613	97,036
Total liabilities and shareholders’ equity	$147,533	$138,276

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended

	December 31, 2005	January 1, 2005

Cash Flows From Operating Activities:
Net earnings	$7,678	$5,116
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	1,344	1,279
Amortization of capitalized financing costs	197	197
Amortization of unrealized loss on financial instruments	—	765
Stock-based compensation expense	465	1,169
Loss on sale of property, plant and equipment	—	8
Deferred income taxes	(359)	(3)
Net changes in assets and liabilities:
Accounts receivable, net	6,072	12,253
Inventories	(10,325)	(24,333)
Accounts payable and accrued expenses	13,693	(821)
Other changes	1,699	1,442
Total adjustments	12,786	(8,044)
Net cash provided by (used for) operating activities	20,464	(2,928)
Cash Flows From Investing Activities:
Capital expenditures	(2,358)	(837)
Proceeds from sale of property, plant and equipment	7	1
Increase in cash surrender value of life insurance policies	(620)	(474)
Net cash used for investing activities	(2,971)	(1,310)
Cash Flows From Financing Activities:
Proceeds from long-term debt	81,825	104,998
Principal payments on long-term debt	(93,685)	(102,026)
Financing costs	—	(23)
Cash received from exercise of stock options	—	48
Cash dividends paid	(566)	—
Other	35	9
Net cash provided by (used for) financing activities	(12,391)	3,006
Net increase (decrease) in cash and cash equivalents	5,102	(1,232)
Cash and cash equivalents at beginning of period	1,372	2,318
Cash and cash equivalents at end of period	$6,474	$1,086
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$112	$759
Income taxes	189	407
Non-cash financing activity:
Cashless exercise of stock options	—	331
Issuance of restricted stock	50	—
Declaration of cash dividends to be paid	567	—

SOURCE  Insteel Industries, Inc.
          -0-                                                  01/23/2006
          /CONTACT:  Michael C. Gazmarian, Chief Financial Officer and Treasurer of Insteel Industries, Inc., +1-336-786-2141, Ext. 3020/
          /Web site:  http://www.insteel.com/
          (IIIN)